Exhibit  99(c)


                       FORM 11-K


                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


     (Mark One)

     [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the year ended       December 31, 1996
                        ------------------------------------

                           OR

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the transition period from             to
                                    -----------    ---------

     Commission file number       33-28669
                            --------------------------------





               RETIREMENT SAVINGS PLAN OF
               PHILLIPS PETROLEUM COMPANY
                (Full title of the Plan)





               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)





             Bartlesville, Oklahoma                  74004
     (Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Retirement Savings Plan of Phillips
Petroleum Company, filed as a part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1   Consent of Ernst & Young LLP.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Retirement Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 RETIREMENT SAVINGS PLAN OF
                                 PHILLIPS PETROLEUM COMPANY


                                /s/ Jacqueline K. Wagner
                              ---------------------------------
                                    Jacqueline K. Wagner
                                           Member
                              Retirement Savings Plan Committee



June 25, 1997

-----------------------------------------------------------------
Index To Financial Statements          Retirement Savings Plan Of
And Schedules                          Phillips Petroleum Company



                                                             Page

Report of Independent Auditors .............................   3


Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 1996 ...................................   4


  Statement of Net Assets Available for Benefits
    at December 31, 1995 ...................................   5


  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1996 ...................   6


  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1995 ...................   7


  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1994 ...................   8


  Notes to Financial Statements ............................   9


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1996, Line 27a ............................  13

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1996, Line 27d ............................  14

-----------------------------------------------------------------
Report Of Independent Auditors


The Retirement Savings Plan Committee
Retirement Savings Plan of Phillips
  Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Retirement Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for each of the three years in the period ended
December 31, 1996. These financial statements are the responsibility of the Retirement Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1996, and reportable transactions for the year ended December 31, 1996, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The fund information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP
Tulsa, Oklahoma
June 25, 1997

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-----------------------------------------------------------------
Statement Of Net Assets                Retirement Savings Plan Of
Available For Benefits                 Phillips Petroleum Company


At December 31, 1996

                                                 Fixed
                                            Investment      Stock
                                    Total         Fund       Fund
                              -----------------------------------
Assets
Investments
  Insurance contract          $ 9,801,586    9,801,586          -
  Common stock                    791,898            -    791,898
  Money market fund                12,499            -     12,499
-----------------------------------------------------------------
                               10,605,983    9,801,586    804,397
Interest Receivable                    80            -         80
Employer Contributions
  Receivable                       75,880       75,880          -
-----------------------------------------------------------------
Total Assets                   10,681,943    9,877,466    804,477
-----------------------------------------------------------------

Net Assets Available
  for Benefits                $10,681,943    9,877,466    804,477
=================================================================


Number of Units                              2,332,746    129,469
Unit Values                                    $4.2343     6.2137
-----------------------------------------------------------------
See Notes to Financial Statements.

--------------------------------------------------------------------
Statement Of Net Assets                   Retirement Savings Plan Of
Available For Benefits                    Phillips Petroleum Company


At December 31, 1995

                                          Fixed            Temporary
                                     Investment    Stock  Investment
                              Total        Fund     Fund        Fund
                        --------------------------------------------
Assets
Investments
  Insurance contract    $ 9,850,414   9,850,414        -           -
  Common stock              624,146           -  624,146           -
  Money market fund          19,619           -    8,615      11,004
--------------------------------------------------------------------
                         10,494,179   9,850,414  632,761      11,004
Interest Receivable              86           -       38          48
Employee Deposits
  Receivable                 10,290           -        -      10,290
Employer Contributions
  Receivable                 28,011      28,011        -           -
Interfund Receivable
  (Payable)                       -      20,168    1,174     (21,342)
--------------------------------------------------------------------
Total Assets             10,532,566   9,898,593  633,973           -
--------------------------------------------------------------------

Liabilities
Other Payables               36,470      36,470        -           -
--------------------------------------------------------------------
Total Liabilities            36,470      36,470        -           -
--------------------------------------------------------------------

Net Assets Available
  for Benefits          $10,496,096   9,862,123  633,973           -
====================================================================


Number of Units                       2,479,731  135,882
Unit Values                             $3.9771   4.6656
--------------------------------------------------------------------
See Notes to Financial Statements.

---------------------------------------------------------------------
Statement Of Changes In Net                Retirement Savings Plan Of
Assets Available For Benefits              Phillips Petroleum Company


Year Ended December 31, 1996

                                          Fixed             Temporary
                                     Investment     Stock  Investment
                              Total        Fund      Fund        Fund
                        ---------------------------------------------
Additions
Participating Employer
  Contributions         $   418,159     418,159         -           -
---------------------------------------------------------------------
Investment Income
  Interest                  628,693     628,198       459          36
  Dividends                  22,751           -    22,751           -
  Net appreciation of
    common stock            182,474           -   182,474           -
---------------------------------------------------------------------
                            833,918     628,198   205,684          36
---------------------------------------------------------------------
Total Additions           1,252,077   1,046,357   205,684          36
---------------------------------------------------------------------

Deductions
Withdrawals and
  Distributions           1,059,430   1,032,212    27,218           -
Forfeitures                   6,800       6,800         -           -
---------------------------------------------------------------------
Total Deductions          1,066,230   1,039,012    27,218           -
---------------------------------------------------------------------

Allocation of Deposits
  and Earnings                    -          30         6         (36)
---------------------------------------------------------------------

Interfund Transfers               -       7,968    (7,968)          -
---------------------------------------------------------------------

Net Increase                185,847      15,343   170,504           -

Net Assets Available
  for Benefits
Beginning of Year        10,496,096   9,862,123   633,973           -
---------------------------------------------------------------------

End of Year             $10,681,943   9,877,466   804,477           -
=====================================================================
See Notes to Financial Statements.

----------------------------------------------------------------------
Statement Of Changes In Net                 Retirement Savings Plan Of
Assets Available For Benefits               Phillips Petroleum Company


Year Ended December 31, 1995

                                            Fixed            Temporary
                                       Investment    Stock  Investment
                                Total        Fund     Fund        Fund
                          --------------------------------------------
Additions
Contributions and Deposits
  Participating Employer
    contributions         $   316,258     316,258        -           -
  Employee deposits           128,135           -        -     128,135
----------------------------------------------------------------------
                              444,393     316,258        -     128,135
----------------------------------------------------------------------
Investment Income
  Interest                    639,370     638,561      379         430
  Dividends                    21,759           -   21,759           -
  Net appreciation of
    common stock               28,022           -   28,022           -
----------------------------------------------------------------------
                              689,151     638,561   50,160         430
----------------------------------------------------------------------
Total Additions             1,133,544     954,819   50,160     128,565
----------------------------------------------------------------------

Deductions
Withdrawals and
  Distributions             1,309,461   1,309,461        -           -
Forfeitures                     6,820       6,820        -           -
----------------------------------------------------------------------
Total Deductions            1,316,281   1,316,281        -           -
----------------------------------------------------------------------

Allocation of Deposits
  and Earnings                      -     122,754    5,811    (128,565)
----------------------------------------------------------------------

Interfund Transfers                 -      23,633  (23,633)          -
----------------------------------------------------------------------

Net Increase (Decrease)      (182,737)   (215,075)  32,338           -

Net Assets Available
  for Benefits
Beginning of Year          10,678,833  10,077,198  601,635           -
----------------------------------------------------------------------

End of Year               $10,496,096   9,862,123  633,973           -
======================================================================
See Notes to Financial Statements.

----------------------------------------------------------------------
Statement Of Changes In Net                 Retirement Savings Plan Of
Assets Available For Benefits               Phillips Petroleum Company


Year Ended December 31, 1994

                                            Fixed            Temporary
                                       Investment    Stock  Investment
                                Total        Fund     Fund        Fund
                          --------------------------------------------
Additions
Contributions and Deposits
  Participating Employer
    contributions         $   283,224     283,224        -           -
  Employee deposits           118,472           -        -     118,472
----------------------------------------------------------------------
                              401,696     283,224        -     118,472
----------------------------------------------------------------------
Investment Income
  Interest                    683,550     683,081      186         283
  Dividends                    20,727           -   20,727           -
  Net appreciation of
    common stock               70,999           -   70,999           -
----------------------------------------------------------------------
                              775,276     683,081   91,912         283
----------------------------------------------------------------------
Total Additions             1,176,972     966,305   91,912     118,755
----------------------------------------------------------------------

Deductions
Withdrawals and
  Distributions             2,380,787   2,380,787        -           -
Forfeitures                     3,125       3,125        -           -
----------------------------------------------------------------------
Total Deductions            2,383,912   2,383,912        -           -
----------------------------------------------------------------------

Allocation of Deposits
  and Earnings                      -     113,788    4,967    (118,755)
----------------------------------------------------------------------

Interfund Transfers                 -      41,419  (41,419)          -
----------------------------------------------------------------------

Net Increase (Decrease)    (1,206,940) (1,262,400)  55,460           -

Net Assets Available
  for Benefits
Beginning of Year          11,885,773  11,339,598  546,175           -
----------------------------------------------------------------------

End of Year               $10,678,833  10,077,198  601,635           -
======================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements          Retirement Savings Plan Of
                                       Phillips Petroleum Company


Note 1--Plan Description

The following description of the Retirement Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document. The Plan was known as the Retirement Savings Plan of Phillips Petroleum Company Subsidiaries until December 7, 1994.

The Plan is a defined contribution plan sponsored by Phillips Petroleum Company (Company) for any domestic subsidiary or division that the Company approves for participation in the Plan and that has adopted and become a party to the Plan for the current participation of their active employees (Participating Employer). For the three-year period ending December 31, 1996, Phillips Driscopipe (with respect to hourly employees only), a division of the Company, was the only Participating Employer.

Other subsidiaries or divisions having present or former employees holding interests in the Plan are Catalyst Resources, Inc. (sold March 30, 1994), Drilling Specialties Company,
Phillips Coal Company, and Phillips Uranium Corporation (now liquidated).

Generally, an employee of a Participating Employer becomes a participant after completing a six-month period of service of 500 or more hours. Participation in the Plan by each eligible employee is mandatory. Each month the Participating Employer or the Company contributes an amount equal to 5 percent of each participant's regular monthly earnings. Prior to January 1, 1996, a participant could make after-tax deposits, in whole percentages, ranging from 1 to 10 percent of his regular monthly earnings. A participant could elect to change his deposit rate once each six months. Effective January 1, 1996, employees were no longer permitted to make deposits into the Plan. Instead, on that same date the currently participating employees became eligible to participate in the Thrift Plan of Phillips Petroleum Company. The Participating Employer or Company continues to make contributions to this Plan.

Contributions were placed in a Trust fund administered by WestStar Bank, Bartlesville, Oklahoma (Trustee) prior to the close of business on February 28, 1996, when the Trustee was changed to Vanguard Fiduciary Trust Company. Prior to the Trustee change, the Trust fund consisted of the Stock Fund, the Fixed Investment Fund and the Temporary Investment Fund.

Investments for each fund are as follows: Stock Fund (common stock of the Company); Fixed Investment Fund (an insurance contract with The Travelers Insurance Company (Travelers) under which Travelers guarantees repayment of the principal paid to it and a minimum effective rate of interest thereon) and Temporary Investment Fund (specified short-term securities). Effective with the change in Trustee, the Company became contractholder of the insurance contract with Travelers for the Fixed Fund, thus excluding the Fixed Fund from the Trust. This change in contractholder does not affect participant benefits. The interests of participants in each fund are represented by units allocated to them. Unit values reflected in the accompanying statements are based on aggregate fund values and aggregate units.

Prior to January 1, 1996, participant deposits were placed first in the Temporary Investment Fund for about 30 days. Deposits and earnings thereon were then paid into the Stock Fund or the Fixed Investment Fund as directed by the participant. Participants could direct that their deposits be invested entirely in either the Stock Fund or Fixed Investment Fund or allocated between the two funds in multiples of 10 percent. No investment directions may be made with respect to Participating Employer contributions, all of which are invested only in the Fixed Investment Fund. Investment directions could be changed once each year.

The Plan allows limited transfers between the Stock Fund and the Fixed Investment Fund.

A participant's interest in his own deposits is vested at all times. His interest in Participating Employer contributions becomes fully vested on the earliest of the following dates:
(a) upon attainment of age 65 or upon normal retirement; (b) upon completing five years of vesting service; (c) upon death;
(d) upon becoming totally disabled; (e) upon being laid off for lack of work; (f) upon termination or partial termination of the Plan or discontinuance of Participating Employer contributions; or (g) upon certain other events.

Partial vesting in Participating Employer contributions takes place in one year increments, with complete vesting after five years of vesting service. A participant who has made deposits may withdraw any amount attributable to those deposits. Withdrawals of deposits may be made only once each six months. Suspensions of deposits for three and six months apply for partial and complete withdrawals, respectively.

A participant's interest in the contributions of a Participating
Employer becomes available for distribution upon specified events, including separation from service or retirement.

Termination of employment will result in forfeiture of Participating Employer contributions if a participant's interest attributable to those Participating Employer contributions is not vested. Forfeitures are used to reduce employer contributions.
A participant who retires may postpone distribution until no later than the February valuation date following the year of attainment of age 70 1/2.

Distributions from the Fixed Investment Fund are made in cash while those from the Stock Fund are in whole shares of the Company's common stock, plus cash for fractional shares, unless the participant directs that the distribution be wholly or partially in cash. Distribution in the form of an annuity is also available, as set forth in the Plan.

In the event of termination of the Plan, participants and beneficiaries of deceased participants will be vested with respect to, and will receive, within a reasonable time, any funds in their accounts as of the date of the termination.

The Plan is administered by the Retirement Savings Plan Committee, a Plan Financial Administrator and a Plan Benefits Administrator. The members of the Committee are appointed by the Board of Directors of the Company. The Committee has power to interpret the Plan and the Plan Benefits Administrator has the authority to determine eligibility for benefits. The Plan Financial Administrator has the responsibility to manage and control the assets of the Plan in accordance with the terms of the Plan. Brokerage fees, commissions, stock transfer taxes and other charges and expenses incurred in connection with the purchase or sale of securities are paid by the Plan. The cost of administering the Plan is paid by the Company.


Note 2--Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.


Note 3--Investments

Common stock of the Company is valued at the closing quoted market price on the valuation date. The value of the insurance contract, which approximates fair value, represents contributions, plus interest credited, less distributions. The money market fund is valued at the current redemption price determined by the Trustee.

Note 4--Tax Status

The Internal Revenue Service (IRS) determined on December 26, 1995, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 5--Insurance Contract

The average yield of the Fixed Fund insurance contract was
6.66 percent and 6.60 percent in 1996 and 1995, respectively. The crediting interest rate of the insurance contract was
6.60 percent for 1996 and 6.55 percent for 1995. The crediting interest rate, determined by Travelers, is reset annually, with the new rate going into effect on January 1 of each year. There is no contractually guaranteed minimum interest rate and the contract with Travelers does not provide a basis for determining the crediting interest rate.

------------------------------------------------------------------------------
Schedule of Assets Held                             Retirement Savings Plan of
For Investment Purposes                             Phillips Petroleum Company
Line 27a                                              EIN 73-0400345, Plan 010


At December 31, 1996


                       Description of investment
Identity of issue,     including maturity date,
borrower, lessor,      rate of interest, collateral,   Historical     Current
or similar party       par or maturity value              Cost         Value
--------------------   ------------------------------  -----------  ----------
The Travelers          Group Annuity Contract
  Insurance Company*     GR-10462, deposit
                         administration fund           $ 9,801,586   9,801,586

Phillips Petroleum     17,896 shares of common stock,
  Company*               $1.25 par value                   311,282     791,898

Vanguard Fiduciary     12,499 units of participation
  Trust Company*         in the Vanguard Money Market
                         Reserves-Prime Portfolio,
                         $1.00 par value                    12,499      12,499
------------------------------------------------------------------------------

                                                       $10,125,367  10,605,983
==============================================================================
*Party-in-interest

------------------------------------------------------------------------------
Schedule of Reportable Transactions                 Retirement Savings Plan of
Line 27d                                            Phillips Petroleum Company
                                                      EIN 73-0400345, Plan 010



Year Ended December 31, 1996

                     Total      Total
                     number of  number of
Identify of party    purchases  sales                             Gain or
involved and         during     during                            (loss) as a
description of       the plan   the plan   Value of    Value      result of
asset                year       year       purchases*  of sales*  transactions
-------------------  ---------  ---------  ----------  ---------  ------------

The Travelers
  Insurance Company        178         59  $1,019,853  1,068,681             -
------------------------------------------------------------------------------
*This is also the current value at time of transaction.

                                                        Exhibit 1





                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-28669) pertaining to the Retirement Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 25, 1997, with respect to the financial statements and schedules of the Retirement Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1996.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP
Tulsa, Oklahoma
June 25, 1997